Exhibit 99.2

[ANGLO AMERICAN LOGO]

6 October 2004

Terra Industries Inc.

Terra Centre

600 Fourth Street

Sioux City, Iowa 51102, U.S.A.

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of August 6, 2004 (the “Registration Rights Agreement”), among Terra Industries Inc. (“Terra”), Taurus Investments S.A. (“Taurus”) and the other parties thereto. Capitalized terms not otherwise defined herein have the same meaning as in the Registration Rights Agreement. We and you are entering into this letter agreement for valuable consideration, the sufficiency of which is hereby acknowledged.

This is to confirm our agreement, pursuant to Section 9(j)(iii) of the Registration Rights Agreement, to add five million Shares to the number of Taurus Registrable Securities, thereby increasing the number of Taurus Registrable Securities from five million Shares to 10 million Shares, effective upon the consummation or termination of the MCC Transaction.

The Registration Rights Agreement otherwise continues in full force and effect in accordance with its terms. Other additions of Taurus Registrable Securities, if any, subsequent to the date hereof will be made pursuant to one or more separate letter agreements from time to time.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement between us.

Taurus Investments S.A.

48 rue de Bragance L-1255 Luxembourg Grand Duchy of Luxembourg

Tel +352 404 110 1 Fax +352 404 110 20

Registered office as above. RC Luxembourg B 45055

A member of the Anglo American plc group

TAURUS INVESTMENTS S.A.

By:	/s/ T.A.M. Bosman
Name:	T.A.M. Bosman
Title:	Director

ACCEPTED AND AGREED: TERRA INDUSTRIES INC.

By:	/s/ Michael L. Bennett
Name:	Michael L. Bennett
Title:	President and CEO